Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

February 18, 2010

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Ladies and Gentlemen:

Overland Storage, Inc., a California corporation (the “Company”), proposes, subject to the terms and conditions of a Securities Purchase Agreement dated of even date herewith between the Company and certain Investors named therein (the “Purchase Agreement”), to issue and sell an aggregate of up to $11,920,000 in shares (the “Shares”) of its Series A Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”) and warrants to purchase shares of its Common Stock, no par value per share (the “Warrants”; the Shares and the Warrants together, the “Securities”), directly to the Investors (the “Offering”). The Company previously engaged Roth Capital Partners, LLC (“Roth Capital”), as the Company’s exclusive placement agent (in such capacity, the “Placement Agent”), on a best efforts basis, in connection with the Offering, pursuant to that certain Engagement Letter executed as of January 8, 2010 between the Roth Capital and the Company (the “Engagement Letter”), attached hereto as Exhibit A. Capitalized Terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The Company hereby confirms and clarifies its agreement with the Placement Agent as follows:

Section 1. Placement Agent Services, Compensation and Expenses.

(a) The Company acknowledges that Roth Capital has acted pursuant to the Engagement Letter as the Company’s exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by the Company of the Securities in a private offering pursuant to Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that the terms of the Offering are subject to market conditions and negotiations between the Company and the Investors.

(b) The Company confirms that as compensation for services rendered in connection with the Offering, and provided that the Securities are sold to Investors in the Offering, on the Closing Date (as defined in the Purchase Agreement) of the Offering, the Company shall pay to the Placement Agent (i) a cash fee equal to 5.25% of the gross proceeds received from the sale of the Securities (the “Cash Fee”) and (ii) warrants to purchase a number of shares of the Company’s Common Stock equal to 4.0% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants issued in the Offering (the “Placement Warrants”). The Placement Warrants shall be in substantially the same form as the Warrants issued in the Offering, shall have an exercise price equal to 120% of the Conversion Price of the Series A Preferred Stock, and may be issued in one or more warrant documents upon request of the Placement Agent. The Cash Fee and the Placement Warrants shall be delivered to the Placement Agent no later than 5:00 p.m. Pacific Time on the Closing Date.

(c) The Company acknowledges and agrees that the Placement Agent itself has made no commitment to purchase any of the Securities, and the Placement Agent acknowledges and agrees that it shall have no authority to bind the Company regarding a sale and issuance of the Securities. The

Company acknowledges that any advice given by the Placement Agent or its representatives to the Company is solely for the benefit and use of the Company, the Board of Directors of the Company (the “Board”) and the management of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent’s prior written consent.

(d) Whether or not the sale to the Investors of the Securities on the Closing Date is consummated, the Company agrees to reimburse all costs, fees and expenses incurred by the Placement Agent in connection with the Offering, including attorneys’ fees and expenses and costs related to travel and meetings with the Investors and potential investors.

(e) The “Term” of the Placement Agent’s exclusive engagement is defined in and governed by the Engagement Letter, including the rights and obligations of the parties hereto if the Offering is not consummated as contemplated hereby or within the Term.

Section 2. Representations, Warranties and Covenants of the Company.

The Company hereby represents, warrants and covenants to the Placement Agent as of the date hereof, and as of the Closing Date of the Offering, as follows:

(a) Transaction Documents. The representations and warranties made by the Company in the Purchase Agreement qualified as to materiality are true and correct as of the date made and shall be true and correct at all times prior to and on the Closing Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and, the representations and warranties made by the Company in the Purchase Agreement not qualified as to materiality are true and correct in all material respects as of the date made and shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall perform in all material respects all obligations and covenants required to be performed by it pursuant to the Purchase Agreement on or prior to the Closing Date. The Placement Agent shall be made party to the Registration Rights Agreement contemplated by the Purchase Agreement.

(b) Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as rights to indemnification and contribution hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(c) Authorization of the Placement Warrants. The Placement Warrants have been duly authorized for issuance and sale, and the underlying shares of Common Stock (the “Placement Warrant Shares”), when issued and delivered by the Company to the Placement Agent against payment therefor pursuant to the Placement Warrants, will be validly issued, fully paid and nonassessable.

(d) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Placement Warrants, such number of shares of Common Stock as shall from time to time equal the Placement Warrant Shares issuable from time to time.

(e) Listing of Placement Warrant Shares. Promptly following the date hereof, the Company shall take all necessary action to cause the Placement Warrant Shares to be listed on the Nasdaq Global Market no later than the Closing Date. Further, if the Company applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Placement Warrant Shares and will take such other action as is necessary to cause such Common Stock to be so listed. The Company will use commercially reasonable efforts to continue the listing and trading of its Common Stock on the Nasdaq Global Market and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

(f) No Material Non-Public Information. The Company has not provided the Placement Agent with any information that shall constitute “material, non-public information” as of the Closing Date.

(g) Reporting and Delivery of Information. In each instance in the Purchase Agreement where the Company is obligated to provide or deliver information to the Investors, to prepare or file information on behalf of or in relation to the Investors or the sale and issuance of the Securities or to file reports with regulatory authorities, the Company shall be similarly obligated to provide or deliver information to the Placement Agent, to prepare or file information on behalf of or in relation to the Placement Agent or the issuance of the Placement Warrant and/or Placement Warrant Shares, as applicable, or to file reports with regulatory authorities to the benefit of the Placement Agent and the Placement Warrant and Placement Warrant Shares.

(h) Opinion of Counsel for the Company. On the Closing Date of the Offering, the Placement Agent shall receive and the Company shall cause to be delivered to the Placement Agent an opinion of legal counsel to the Company in customary form, dated the Closing Date, addressed to the Placement Agent; provided, however, such opinion may also be addressed to the Investors in satisfaction of the closing condition set forth in Section 6.1(j) of the Purchase Agreement.

(i) Accountants’ Comfort Letter. The Placement Agent shall receive and the Company shall cause to be delivered to the Placement Agent a letter from Moss Adams LLP addressed to the Placement Agent, dated of even date with the Purchase Agreement, in customary form. The letter shall not disclose any change in the condition (financial or otherwise), earnings, operations, business or prospects of the Company from that set forth in the Company’s most recent Form 10-Q, which, in the reasonable judgment of the Placement Agent, is material and adverse and that makes it, in the reasonable judgment of the Placement Agent, impracticable or inadvisable to proceed with the Offering. The Placement Agent shall also receive and the Company shall cause to be delivered to the Placement Agent a bringdown letter from Moss Adams LLP addressed to the Placement Agent, dated as of the Closing Date, in customary form, which shall not reflect any material adverse change in the Company’s condition from the date of the initial letter.

(j) Closing Certificates. On the Closing Date, the Company shall deliver (i) a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in this Section 2 (excluding subsection (g)), and (ii) a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board or any duly authorized committee thereof approving the Offering, the Transaction Documents and this Agreement and the issuance of the Securities, the Placement Warrant and the Placement Warrant Shares, certifying the current versions of the Articles of Incorporation, as amended and supplemented by the Certificate of Determination, and the Bylaws and certifying as to the signatures and authority of persons signing the Transaction Documents, this Agreement and related documents on behalf of the Company.

Section 3. Indemnification and Contribution.

The Company and the Placement Agent hereby affirm their agreement set forth in Section 5 of the Engagement Letter, and Appendix 1 to the Engagement Letter as referenced therein, regarding the Placement Agent’s rights to indemnification and contribution from the Company in connection with the Offering, provided, however, that nothing in this Section 3 or in the documentation incorporated by reference shall reduce or vitiate the Placement Agent’s rights to indemnification pursuant to the terms and conditions of the Registration Rights Agreement.

Section 4. Representations, Warranties and Covenants of the Placement Agent.

The Placement Agent hereby represents, warrants and covenants to the Company as of the date hereof, and as of the Closing Date of the Offering, as follows:

(a) Regulation D Compliance. The Placement Agent has not engaged in any activity that constitutes general solicitation or general advertising in connection with the Offering.

(b) Other Compliance. The Placement Agent has complied and will comply with Regulation M, applicable FINRA rules and regulations and any other rules and regulations setting forth restrictions on the dissemination of research reports and the activities of analysts in connection with this Offering, and is a member in good standing with FINRA and any applicable state licensing authorities.

(c) No Unauthorized Distribution of Materials. The Placement Agent has not distributed and will not distribute any offering material in connection with the Offering and sale of the Securities other than copies of the Company’s SEC Filings and the Transaction Documents or as otherwise instructed by the Company.

Section 5. Representations and Indemnities to Survive Delivery.

The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, including its officers and directors, and of the Placement Agent set forth in or made pursuant to this Agreement, including, but not limited to the indemnity and contribution agreements contained in Section 3 above, will remain in full force and effect, regardless of (i) any investigation made by or on behalf of any Placement Agent or any person controlling such Placement Agent, the Company, its directors or officers or any persons controlling the Company; (ii) delivery and acceptance of the Placement Warrant and Placement Warrant Shares and payment therefor; and (iii) any termination of this Agreement. A successor to any Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in Sections 1 and 3 above.

Section 6. Notices.

All communications to the parties hereto hereunder shall be in writing and shall be mailed, hand delivered or sent by facsimile, with confirmation of receipt by the intended recipient confirmed as follows:

If to the Placement Agent:

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, California 92660

Facsimile: (949) 720-7215

Attention: Managing Director

With a copy to (which shall not constitute notice):

K&L Gates LLP

10100 Santa Monica Boulevard,

Seventh Floor

Los Angeles, California 90067

Facsimile: (310) 552-5001

Attention: Shoshannah D. Katz, Esq.

If to the Company:

Overland Storage, Inc.

4820 Overland Avenue

San Diego, California 92123

Attention: Eric L. Kelly, Chief Executive Officer

With a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

2756 Sand Hill Road

Menlo Park, California 94025

Attention:	Warren T. Lazarow, Esq.
Paul L. Sieben, Esq.

Fax: (650) 473-2601

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 7. Successors.

This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of their respective employees, officers and directors and controlling persons, and to their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. Neither the Company nor the Placement Agent shall be entitled to assign their rights, or delegate their responsibilities, hereunder without the prior written consent of the other party hereto.

Section 8. Partial Unenforceability.

The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 9. Governing Law Provisions.

(a) Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the state of California applicable to agreements made and to be performed in such state.

(b) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in Los Angeles County, California, or the courts of the State of California in each case located in Los Angeles County (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

Section 10. General Provisions.

This Agreement, the Engagement Letter, the Placement Warrants and the Registration Rights Agreement, as each is informed by the further agreements referenced therein, together constitute the entire agreement of the Placement Agent and the Company with respect to the Offering, and supersede all prior or contemporaneous written or oral agreements, understandings and negotiations with respect to the subject matter hereof. For clarity, it is the parties’ intent that this Agreement supplement and amend the Engagement Letter solely to the extent set forth herein; if a provision of this Agreement and the Engagement Letter are contradictory, this Agreement shall control.

This Agreement may be executed in two or more counterparts (including via facsimile or by emailed document in PDF format), each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

OVERLAND STORAGE, INC. a California corporation

By:	/s/ Kurt L. Kalbfleisch
Name:	Kurt L. Kalbfleisch
Title:	Chief Financial Officer and Secretary

The foregoing Placement Agency Agreement is hereby confirmed and accepted by the Placement Agent as of the date first above written.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

EXHIBIT A

ENGAGEMENT LETTER